                                                                     Exhibit 2.4


                        AGREEMENT FOR SALE AND PURCHASE
                                OF COMMON STOCK

          This Agreement For Sale And Purchase Of Common Stock ("Agreement") is made and entered into as of this 27/th/ day of September 1999, by and among MECS Corporation, a kabushiki kaisha organized under the laws of Japan (the "Company"), Mr. Kazuo Kimata (the "Selling Shareholder"), and Asyst Technologies, Inc., a corporation organized under the laws of California ("Asyst").

                                   RECITALS

          Whereas, the Company develops, manufactures, installs, sells and services certain robotics systems and related products; and

          Whereas, the Selling Shareholder owns individually, and controls through his family members, 4,063,000 shares of the issued and outstanding common stock of the Company (the "Selling Shareholder Shares");

          Whereas, Asyst desires to acquire all of the Selling Shareholder Shares and up to 100% of the remaining shares of common stock of the Company (the "Other Shares") through a series of transactions on the terms and conditions set forth in this Agreement; and

          Whereas, as a condition to Asyst's acquisition of all of the Selling Shareholder Shares and the Other Shares, the Company agrees to undertake certain restructuring and other steps as set forth in this Agreement; and

          Whereas, the Selling Shareholder agrees to cause the Company to undertake such restructuring and other steps;

          Now, Therefore, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     1.1     Affiliate means a person or entity that directly, or indirectly,
             ---------
through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified. For purposes of this
Section 1.1, "control" shall be defined as (a) fifty percent,(50%) or more common equity ownership, or (b) the ability to direct the management or policies of a person or entity, whether by contract or otherwise.

     1.2   Asyst is defined in the introductory paragraph.
           -----

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     1.3   Business Plan means the business plan, in the form attached as
           --------------
Schedule 1.3 hereto, as agreed to among the Company, Asyst and the Selling Shareholder.

     1.4   Company is defined in the introductory paragraph.
           -------

     1.5   Company Intellectual Property Rights is defined in Section 3.15
           ------------------------------------
             below.


     1.6   Company Records means the Company's teikan, tokibo tohon and other
           ---------------
organizational documents and all amendments thereto, the board or directors meeting regulations, all minutes of board of directors' or shareholders' meetings and all other documents relating to its organization and maintenance.

     1.7   Core Subsidiaries means MECS Engineering Co., a kabushiki kaisha
           -----------------
organized and existing under the laws of Japan, MECS Material Inc., a kabushiki kaisha organized and existing under the laws of Japan, MECS Robotech USA Inc., a California corporation, and MECS Korea Inc., a corporation organized and existing under the laws of The Republic of South Korea.

     1.8   Financial Statements is defined in Section 3.9 below.
           --------------------

     1.9   Fiscal Year means, for each of the Company, MECS Engineering Co.,
           -----------
and MECS Material Inc., the fiscal year commencing on April I of each calendar year and ending on March 31 of the following calendar year, for MECS Robotech USA Inc., the fiscal year commencing on January I and ending on December 31 of such calendar year and for MECS Korea Inc., the fiscal year commencing on January I each calendar year and ending on December 31 of such calendar year.

     1.10  Fixed Assets is defined in Section 3.14 below.
           ------------

     1.11  GAAP means generally accepted accounting principles.
           ----

     1.12  Hazardous Materials Law means any law, order, rule or regulation
           -----------------------
relating to pollution, worker safety, public safety, human health, natural resources, the environment, or relating to the discharge, remediation, removal, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     1.13  Hazardous Substance means any substance, material, chemical or
           -------------------
waste, the presence of which requires investigation or remediation under, or which is or becomes regulated by, any governmental authority, due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic.

     1.14  Indemnified Parties is defined in Section 11.1(a) below.
           -------------------

     1.15  Intellectual Property Rights is defined in Section 3.15 below.
           ----------------------------

     1.16  Leases is defined in Section 3.12 below.
           ------

     1.17  Liabilities is defined in Section 3.21 below.
           -----------

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     1.18  Licenses is defined in Section 3.17 below.
           --------

     1.19  Other Shares is defined in the third recital.
           ------------

     1.20  Material Contracts is defined in Section 3.19 below.
           ------------------

     1.21  Participating, Shareholder and Participating Shareholders are
           --------------------------     --------------------------
defined in Section 2.5 below.

     1.22  Phase One Closing means the consummation of the Phase One Purchase.
           -----------------

     1.23  Phase Two Closing means the consummation of the Phase Two Purchase.
           -----------------

     1.24  Phase Three Closing means the consummation of the Phase Three
           -------------------
Purchase.

     1.25  Phase One Purchase is defined in Section 2.1 (a) below.
           ------------------

     1.26  Phase Two Purchase is defined in Section 2.1 (b) below.
           ------------------

     1.27  Phase Three Purchase is defined in Section 2.1 (c) below.
           --------------------

     1.28  Premises means any real property and all improvements thereon which
           --------
are owned, operated or leased by the Company.

     1.29  Purchase Price means the amount calculated pursuant to Section 2.3
           --------------
below.

     1.30  Schedules means all schedules and exhibits to this Agreement.
           ---------

     1.31  Shares means the Selling Shareholder Shares and the Other Shares.

     1.32  System is defined in Section 3.16 below.
           ------

     1.33  Tax Returns and Statements is defined in Section 3.7 below.
           --------------------------

     1.34  Year 2000 Compliant is defined in Section 3.16 below.
           -------------------

                                   ARTICLE 2

                        PURCHASE AND SALE OF THE SHARES

     2.1  Purchase and Sale of the Shares.  Upon the terms and subject to the
          -------------------------------
conditions set forth in this Agreement, Asyst agrees to purchase the Selling Shareholder Shares from the Selling Shareholder and all of the Other Shares from those other shareholders of the Company that elect to sell Other Shares (each a "Participating Shareholder" and collectively "Participating Shareholders"). The Selling Shareholder agrees to sell, assign, transfer and convey to Asyst the Selling Shareholder Shares and to use his best efforts to convince each of the other shareholders of the Company to sell, assign, transfer and convey the Other Shares to Asyst and become Participating Shareholders. The purchase and sale of the Shares shall be effected in three phases as follows:

          (a) upon the completion, to Asyst's satisfaction, of the conditions set forth in Sections 7.1, 7.3 and 7.4 below, or upon Asyst's election made at its sole discretion prior to that time, Asyst shall acquire up to 10% of the Shares, all of which shall be acquired from the Selling Shareholder Shares (the "Phase One Purchase");

          (b) upon the completion, to Asyst's satisfaction, of the conditions set forth in Sections 7.2, 7.3 and 7.4 below, or upon Asyst's election made at its sole discretion prior to that time, Asyst shall acquire additional Shares, such that immediately following such acquisition Asyst shall own not less than 66.7% of the Shares (the "Phase Two Purchase"); and

          (c) within 12 months following the consummation of the Phase Two Closing, subject to the conditions set forth in Section 7.4 below, Asyst shall acquire any then remaining Selling Shareholder Shares and any Other Shares then offered by the Participating Shareholders (the "Phase Three Purchase").

     The Shares to be acquired by Asyst in each of the Phase Two Purchase and the Phase Three Purchase shall, to the extent reasonably possible and except as contemplated in Section 2.2, be acquired from the Selling Shareholder and from the Participating Shareholders on a pro rata basis. Without limiting any other provision of this Agreement, Asyst may elect, in its sole discretion, to permit certain parties, including, but not limited to, the Company's management, employees and lenders, to acquire or retain such portion of the Shares as Asyst deems appropriate in the Phase Two Purchase or the Phase Three Purchase. In no event, however, shall Asyst be obligated to permit any party to acquire or retain any of the Shares.

     2.2  Solicitation of Other Shares.  Asyst and the Selling Shareholder shall
          ----------------------------
cooperate in determining the appropriate means to solicit the other shareholders of the Company to become Participating Shareholders and sell the Other Shares in the Phase Two Purchase and the Phase Three Purchase. If any one or more of the other shareholders of the Company refuses to sell its relevant portion of the Other Shares as contemplated hereunder, the Selling Shareholder shall, upon request by Asyst, meet with such refusing shareholders and attempt to convince such refusing shareholders to become Participating Shareholders and sell their relevant Other Shares to Asyst. If such refusing shareholders nevertheless refuse to sell their relevant Other Shares, Asyst shall have the right, in its discretion, to allow the refusing shareholders to retain their Shares, or take such other steps as Asyst may deem necessary or advisable in relation to the refusing shareholders. In no event shall the presence of any such refusing shareholders relieve the Selling Shareholder of his obligation to sell the Selling Shareholder Shares. Without limiting the foregoing, if the refusal of any other shareholder to sell its pro rata portion of the Other Shares will result in Asyst not being able to achieve the percentage threshold for the Phase Two Purchase, at the option of Asyst exercised at any time prior to the Phase Two Closing, the Selling Shareholder shall sell at the Phase Two Closing (on the terms and conditions provided herein) such additional Selling Shareholder Shares as may be necessary to allow Asyst to meet such percentage threshold.

     2.3  The Purchase Price.  The Purchase Price for the Selling Shareholder
          ------------------
Shares shall be (Yen)300 per share, whether purchased in the Phase One Purchase, the Phase Two Purchase or the Phase Three Purchase.

     2.4  Payment to Selling Shareholder.  The Purchase Price for the Selling
          ------------------------------
Shareholder Shares, whether purchased in the Phase One Purchase, the Phase Two Purchase or the Phase Three Purchase, shall be paid in full by wire transfer in immediately available yen funds to a single account at The Tokai Bank, Ltd., Bizai Branch, Account no. 814823 for the benefit of the Selling Shareholder. Such payment shall constitute full performance of Asyst's obligation to pay the Purchase Price in relation to the Selling Shareholder Shares then purchased, and the Selling Shareholder shall be solely responsible for distribution of the Purchase Price to his family members.

     2.5  Payment for Other Shares.  If any Participating Shareholder agrees to
          ------------------------
sell all or some portion of its Other Shares to Asyst, Asyst and such Participating Shareholder shall agree upon the purchase price and method of payment for the Other Shares sold by such Participating Shareholder.

     2.6  Sales and Transfer Taxes.  All applicable stamp, sales, transfer or
          ------------------------
other taxes or duties (other than taxes on or measured by the net income of Asyst) that may be due or payable in Japan as a result of the purchase and sale of the Selling Shareholder Shares shall be borne by the Selling Shareholder, without regard to the party against which such taxes may be assessed. Notwithstanding the foregoing, the Selling Shareholder may elect, at his expense, to contest the validity or amount of such taxes, provided, however,
                                                          -----------------
that, as a condition to his election to contest such taxes, the Selling Shareholder shall provide such assurances and undertakings as may be necessary or appropriate to ensure that neither Asyst nor the Company, nor any of their respective assets or properties, becomes liable for or subject to any penalty, fine, lien or other assessment as a result of such contest.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                    THE SELLING SHAREHOLDER AND THE COMPANY

     As a material inducement to Asyst to enter into this Agreement and to purchase the Shares, the Selling Shareholder and the Company, after due inquiry and investigation, make the representations and warranties set forth in this
Article 3. For the avoidance of doubt, such representations and warranties shall be deemed to be repeated on each of the date of this Agreement, the date of the Phase One Closing and the date of the Phase Two Closing.

     3.1  Corporate Organization.  The Company is a kabushiki kaisha duly
          ----------------------
organized and validly existing under the laws of Japan. Each of the Core Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state or country of formation. Except as set forth on Schedule 3.1, the Company and each of the Core Subsidiaries is
         ------------
qualified to do business as a foreign corporation in each state or country where so required in connection with their respective business, operations, properties or assets, and the failure of any of the Company or the Core Subsidiaries to be so qualified in any jurisdiction does not give rise to any material adverse effect on any of their respective business, operations, properties or assets. Each of the Company and the Core Subsidiaries has all necessary corporate power and authority required in connection with its present and contemplated business, operations, properties and assets.

     3.2  No Other Subsidiaries.  Except as set forth on Schedule 3.2, neither
          ---------------------                          ------------
the Company nor any of the Core Subsidiaries, directly or indirectly, owns or controls any interest or investment (whether equity or debt) in any corporation, company, joint venture, business organization, trust or other entity.

     3.3  Capital Structure.  Schedule 3.3 sets forth:
          -----------------   ------------

          (a) the names of the shareholders of the Company and of each of the Core Subsidiaries,

          (b) their respective percentage shareholding in the Company or in the Core Subsidiaries, as the case may be,

          (c) the names of each holder of notes, warrants, options or other instruments convertible into common stock or any other equity interest of the Company or of any of the Core Subsidiaries,

          (d) the numbers of shares of common stock or other equity interests covered by such notes, warrants, options or other instruments for each such holder and the exercise or conversion price thereof, and

          (e) the capitalization, including authorized capital and total issued and outstanding capital, for each of the Core Subsidiaries.

     Except for the rights conferred to Asyst hereunder and except as set forth of Schedule 3.3, there are no options, agreements, arrangements, commitments,
   ------------
understandings or other rights pursuant to which any third party has the right or ability to acquire any interest in the Company or in any of the Core Subsidiaries. The authorized capital of the Company is 21,081,600 shares of common stock of par value (Yen)50 each, of which 5,270,400 shares are issued and outstanding, and the paid-in capital of the Company is (Yen)928,700,000. Except as set forth above, there are no notes, warrants, options or other instruments convertible into, or any other rights to acquire, any shares of common stock of or other ownership interest in the Company or in any of the Core Subsidiaries or any agreement otherwise relating to the issued or unissued common stock or other ownership interest in the Company or in any of the Core Subsidiaries. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Shares. The Shares are duly and validly issued, fully paid and nonassessable, and have been issued in compliance with all relevant laws.

     3.4  Title to Selling Shareholder Shares.  The Selling Shareholder Shares,
          -----------------------------------
when acquired by Asyst, shall be free and clear of any liens, encumbrances, security interests, restrictions or claims whatsoever.

     3.5  Authorization and Approvals.  This Agreement is the legal, valid and
          ---------------------------
binding obligation of the Selling Shareholder and the Company, enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally. This Agreement has been duly and validly authorized by the Selling Shareholder and the Company, including all actions reasonably necessary to permit the Selling Shareholder to sell the Selling Shareholder Shares held by his family and all necessary corporate action by the Company. No approvals or consents by, or filing with, any court, governmental or administrative body, agency or any other third party is required in connection with the execution and delivery by the Selling Shareholder or the Company of this Agreement or the consummation by the Selling Shareholder and the Company of the transactions contemplated hereby.

     3.6  No Violations.  Neither the execution and delivery of this Agreement,
          -------------
nor the consummation of the transactions contemplated hereby will:

          (a) violate any provision of the charter or organizational documents of the Company;

          (b) violate, or be in conflict with, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default), or, except as set forth on Schedule 3.6, give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of Material Contract to which the Selling Shareholder, the Company or any of the Core Subsidiaries is a party or by which the Selling Shareholder, the Company, any of the Core Subsidiaries or any of their respective properties or assets may be bound, which would result in a material adverse effect on the business, operations, prospects, properties or assets of the Company or any of the Core Subsidiaries; or

          (c) violate any law or statute or any order, writ or injunction of any court or governmental authority applicable to the Selling Shareholder, the Company, any of the Core Subsidiaries, or any of their respective properties or assets, which would result in a material adverse effect on the business, operations, prospects, properties or assets of the Company or any of the Core Subsidiaries.

     3.7  Tax Returns.
          -----------

     The Company and each of the Core Subsidiaries has:

          (a) timely filed all national, regional and foreign franchise, income, consumption, sales, gross receipts and all other tax returns and statements which are required to be filed and which were due prior to the date hereof ("Tax Returns and Statements"); and

          (b) paid within the time and in the manner prescribed by law or established reasonable reserves as reflected on the Financial Statements for the payment of all taxes, levies, assessments and other governmental charges accrued or payable by the Company or by any of the Core Subsidiaries, and any fees, penalties or interest thereon, for all periods ending on or prior to the date hereof. The Tax Returns and Statements are complete and accurate in all material respects, and no tax assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, has been made or, to the best knowledge of the Selling Shareholder and the Company, threatened against the Company or any of the Core Subsidiaries, nor are any of the Tax Returns and Statements now being or, to the best knowledge of the Selling Shareholder and the Company, threatened to be examined or audited, and no consents waiving or extending any applicable statute of limitations for the Tax Returns and Statements, or any taxes required to be paid thereunder, have been filed.

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     3.8  Transactions with Affiliates.  Schedule 3.8 attached hereto lists and
          ----------------------------
generally describes the terms of all agreements, loans, services or other arrangements among or between the Company, any of the Core Subsidiaries and the Selling Shareholder. Except as set forth on Schedule 3.8, there are no agreements, loans, services or other arrangements among or between the Company, any of the Core Subsidiaries and the Selling Shareholder, and none are contemplated.

     3.9  Financial Statements.  True and complete copies of the financial
          --------------------
statements of the Company and each of the Core Subsidiaries as of and for their respective 1996 through 1999 Fiscal Years (including, without limitation, the related balance sheets, statements of financial condition, statements of operations, statements of changes in shareholders' equity and profit and loss statements of the Company and all notes, schedules and exhibits thereto), having been compiled by Deloitte Touche Tohmatsu (collectively, "Financial Statements"), have been delivered to Asyst prior to the date hereof, and no changes have been made thereto since the date of delivery. The Financial
Statements:

          (a) present fairly and accurately the financial position of the Company or the relevant Core Subsidiary as of the end of such periods and the results of operations and changes in financial position of the Company or the relevant Core Subsidiary for the periods then ended;

          (b) were prepared in accordance with GAAP consistently applied in the relevant jurisdiction; and

          (c) reflect that the Company or the relevant Core Subsidiary has set aside adequate reserves for all taxes, national, regional, foreign or otherwise, with respect to the period then ended and all prior periods.

     3.10 Title to Properties.  The Company and each of the Core Subsidiaries
          -------------------
has good, valid and marketable title to all of the properties and assets (personal and mixed, tangible and intangible) which it purports to own, including, without limitation, all the properties and assets listed on Schedules
                                                                       ---------
3.11, 3.12, 3.14 and 3.17 attached hereto, except as specifically noted in such
-------------------------
Schedules. All such properties and assets of the Company and each of the Core Subsidiaries are free and clear of all title defects, liens, claims, charges, security interests or other encumbrances of any kind or nature except for the following, the nature and details of which have been previously fully disclosed to Asyst and approved in writing by Asyst:

          (a) minor imperfections of title, none of which materially detract from the value, or materially impair the use, of the property or assets subject thereto or materially impair the business, operations or prospects of the Company or the relevant Core Subsidiary;

          (b) liens for taxes not yet due; and

          (c) liens set forth on Schedule 3.10.

     3.11 Real Property.  Schedule 3.11 attached hereto contains a complete,
          -------------
current and correct list of all real property owned by the Company or any of the Core Subsidiaries. Except as set forth on Schedule 3.11, there are no violations of law or other rights affecting such real property or the use thereof by the Company or any of the Core Subsidiaries.

     3.12 Leases.  Schedule 3.12 attached hereto contains a complete, current
          ------
and correct list of all leases pursuant to which the Company or any of the Core Subsidiaries leases real or personal property that is material to the business, operations or prospects of the Company or any of the Core Subsidiaries ("Leases"). Each of the Leases is valid, binding and enforceable in accordance with its terms, there are no existing material defaults thereunder and no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) thereunder.

     3.13 Zoning.  The Company and each of the Core Subsidiaries presently is in
          ------
compliance with all laws, statutes, ordinances, rules, regulations and orders relating to zoning and land use restrictions which are applicable to any portion of their respective business or operations, other than events of non-compliance which would not individually or in the aggregate have a material adverse effect on the Company or any of the Core Subsidiaries.

     3.14 Fixed Assets.  Schedule 3.14 attached hereto contains a complete,
          ------------
current and correct list of all material plants, buildings, fixtures, structures, furniture and equipment owned or used, or contemplated to be owned, leased or used, by the Company or any of the Core Subsidiaries ("Fixed Assets"), and except as set forth on Schedule 3.14, there are no other material Fixed Assets required in connection with business and operations of the Company or any of the Core Subsidiaries. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, free from defects other than minor defects that do not interfere with the use or value of the Fixed Assets.

     3.15 Intellectual Property.  The term "Intellectual Property Rights" means:
          ---------------------

          (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof;

          (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

          (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith;

          (d) all mask works and all applications, registrations and renewals in connection therewith;

          (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals);

          (f) all computer software (including data and related documentation);

          (g) all other proprietary rights; and

          (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

     Except as set forth on Schedule 3.15, the Company and the Core Subsidiaries
                            -------------
either are the sole and exclusive owners of, with all right, title and interest in and to (free and clear of any encumbrances), all Intellectual Property Rights used in or necessary to the conduct of the business and operations of the Company or any of the Core Subsidiaries as currently conducted or as currently contemplated to be conducted (the "Company Intellectual Property Rights"), or have sole and exclusive perpetual rights to the use of all Company Intellectual Property Rights (and are not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof), or have the right to require the applicant of any Intellectual Property Rights which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications, or mask work applications, to transfer ownership to the Company or the relevant Core Subsidiary of the application and of the registration once it issues. All Company Intellectual Property Rights which are registrations, including, but not limited to, all registered patents, trademarks, service marks and copyrights, are valid and in full force and effect. No claims have been asserted or, to the best of the Selling Shareholder's and the Company's knowledge, are threatened by any person, nor, to the best of the Selling Shareholder's and the Company's knowledge, is there any basis for any bona fide claims, to the effect that the manufacture, sale, licensing or use of any product as now used, manufactured, sold or licensed or proposed for use, manufacture, sale or license by the Company or any of the Core Subsidiaries infringes on, interferes with, misappropriates or otherwise comes in conflict with, any Intellectual Property Rights of others, against the use by the Company or any of the Core Subsidiaries of any Intellectual Property Rights, or challenging the ownership, legality, use, validity, enforceability or effectiveness of any of the Intellectual Property Rights used in the business and operations of the Company or any of the Core Subsidiaries as currently conducted or as proposed to be conducted. To the best of the Selling Shareholder's and the Company's knowledge, there is no unauthorized use, infringement or misappropriation of, or conflict with, any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or of any of the Core Subsidiaries. The conduct of the business and the operations of the Company and each of the Core Subsidiaries as currently conducted and as currently proposed to be conducted does not and will not infringe on, interfere with, misappropriate or otherwise come into conflict with any Intellectual Property Right of any other person. Except as set forth on Schedule 3.15, neither the Company nor any of the Core Subsidiaries has granted any licenses of Company Intellectual Property Rights to any person. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not alter or impair or result in the loss of any rights or interests of the Company or any of the Core Subsidiaries in any Intellectual Property Right. None of the Company Intellectual Property Rights are subject to any outstanding order or agreement restricting in any manner the use thereof by the Company or any of the Core Subsidiaries. The Company and the Core Subsidiaries have taken all necessary and desirable action to maintain and protect each Company Intellectual Property Right. Except as set forth on Schedule 3.15, neither the Company nor any of the Core Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement or misappropriation of, or interference or conflict with, any of the Company Intellectual Property Rights.

     3.16 Year 2000 Compliance.  The Company and each of the Core Subsidiaries
          --------------------
has taken commercially reasonable steps to assess and ensure that each system of the Company and of each of the Core Subsidiaries, including, without limitation, software, hardware, databases or embedded control systems, that constitutes any part of, or is used in connection with the use, operation or enjoyment of, any tangible or intangible assets or property of the Company or any of the Core Subsidiaries, whether used by the Company or any of the Core Subsidiaries individually or forming part of the products or services sold or furnished to others (collectively, a "System"):

          (a) has been modified to be used from and after January 1, 2000;

          (b) will operate without material error arising from the creation, recognition, acceptance, calculation, display, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates or date-based, date-dependent or date-related data, including but not limited to century recognition, day-of-the-week recognition, leap years, date values and interfaces of data functionalities; and

          (c) will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (a) through (c) are referred to herein as "Year 2000 Compliant").

     Except as set forth on Schedule 3.16, neither the Company nor any of the
                            -------------
Core Subsidiaries has received notice, or otherwise based on third party information available to the Company or any of the Core Subsidiaries has any reason to believe, that any System receives data from or communicates with any component or system external to itself (whether or not such component or system belongs to, or was made or developed by, the Company or any of the Core Subsidiaries) that is not itself Year 2000 Compliant.

     3.17 Licenses and Permits.  Schedule 3.17 attached hereto contains a
          --------------------
complete, current and correct list of all licenses, permits, franchises, rights and privileges required for the business and operations of the Company and each of the Core Subsidiaries ("Licenses"). The Company and each of the Core Subsidiaries possess all Licenses necessary for the present conduct of its respective business and operations, including, without limitation, any and all Licenses issued by any governmental or administrative agency or body. Each of the Licenses is in full force and effect, and there are no pending or, to the best knowledge of the Selling Shareholder and the Company, threatened claims or proceedings challenging the validity of or seeking to revoke, discontinue or materially and adversely modify, any of the Licenses. None of the transactions contemplated by this Agreement nor any of prior acts or omissions of any of the Company or the Core Subsidiaries affects the validity of or gives rise to any basis upon which to revoke, discontinue or materially and adversely modify any of the Licenses.

     3.18 Insurance.  Schedule 3.18 attached hereto contains a complete, current
          ---------   -------------
and correct description of all existing policies of fire, liability, worker's compensation and all other forms of insurance maintained by, or otherwise applicable to, the Company and the Core Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, have not been assigned or pledged, are unencumbered, and no notice of cancellation, termination or denial of coverage has been received with respect to any such policy. Such policies:

          (a) comply with all requirements of law and of all agreements or instruments to which the Company or any of the Core Subsidiaries is a party, or pursuant to which any of their respective properties or assets may be subject;

          (b) are valid, outstanding and enforceable policies;

          (c) provide commercially reasonable insurance coverage for the properties, assets, business and operations of the Company and of each of the Core Subsidiaries as presently conducted and as contemplated, relative to similarly situated companies conducting similar operations in the relevant jurisdictions; and

          (d) will remain in full force and effect through the respective dates set forth on Schedule 3.18 without the payment of additional premiums.
             -------------

     Except as set forth on Schedule 3.18, since January 1, 1994, neither the Company nor any of the Core Subsidiaries has asserted any claims under such insurance policies, and neither the Selling Shareholders nor the Company is aware of any event, condition or other occurrence which could reasonably be expected to give rise to any claim thereunder. Except as set forth on Schedule
                                                                       --------
3.18, neither the Company nor any of the Core Subsidiaries has been refused any
----
insurance with respect to their respective properties, assets, business or operations, nor has their respective coverage been limited by any insurance carrier to which they have applied for or from which they have obtained any such insurance.

     3.19 Compliance with Material Contracts.  Schedule 3.19 attached hereto
          ----------------------------------   -------------
contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of the Company and each of the Core Subsidiaries, whether written or oral, including, without limitation, all licenses, sublicenses or other agreements relating to the Company Intellectual Property Rights (collectively, "Material Contracts"). All of the Material Contracts are unencumbered, have not been assigned or pledged by the Company or any of the Core Subsidiaries, and no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) by the Company or any of the Core Subsidiaries under any term or provision of any of the Material Contracts, and to the best knowledge of the Selling Shareholder and the Company no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) by any other parties to any of the Material Contracts. Each of the Material Contracts is in full force and effect, is the legal, valid and binding obligation of the Company or the relevant Core Subsidiary parties thereto, and to the best knowledge of the Selling Shareholder and the Company, is the legal, valid and binding obligation of the other parties to each of the Material Contracts, and is enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally.

     3.20 Compliance with Laws.  The business and operations of the Company and
          --------------------
each of the Core Subsidiaries have been conducted in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all governmental authorities and agencies to which they are subject, including, without limitation, all such laws, regulations, ordinances and requirements relating to environmental, antitrust, consumer protection, labor and employment, zoning and land use, immigration, health, occupational safety, pension and securities matters, except for violations that individually, or in the aggregate, will have no material adverse effect on the business, operations, prospects, assets, properties or financial condition of the Company or any of the Core Subsidiaries. Neither the Selling Shareholder nor the Company has received any notification of any asserted present or past failure by the Company or any of the Core Subsidiaries to comply with such laws, statutes, ordinances, rules, regulations, orders or other requirements.

     3.21 No Undisclosed Liabilities.  Schedule 3.21 attached hereto contains a
          --------------------------   -------------
complete, current and correct list of all obligations, debts and liabilities of the Company and each of the Core Subsidiaries, whether contractual or non-contractual, accrued or unaccrued, contingent or absolute, direct or indirect, recorded or unrecorded, potential or realized which are not reflected on the Financial Statements (collectively, "Liabilities") as of August 31, 1999. Neither the Company nor any of the Core Subsidiaries has incurred any Liabilities since August 31, 1999, except for Liabilities which would not, in the aggregate, have a material adverse effect upon the business, operations, prospects, assets, properties or financial condition of the Company or any of the Core Subsidiaries.

     3.22 Litigation.  Except as set forth in Schedule 3.22 attached hereto:
          ----------                          -------------

          (a) There is no pending or, to the best knowledge of the Selling Shareholder and the Company, threatened action, suit, arbitration proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the Company or any of the Core Subsidiaries, or any director, officer, agent or employee of the Company or any of the Core Subsidiaries in his or her capacity as such, or the assets, properties, prospects, business or operations of the Company or any of the Core Subsidiaries, or the transactions contemplated by this Agreement, nor is the Selling Shareholder or the Company aware of any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, investigation or inquiry;

          (b) There is no order, judgment or decree of any court or governmental or administrative body or agency enjoining or otherwise limiting the Company or any of the Core Subsidiaries, or any officer, director, employee or agent of the Company or any of the Core Subsidiaries, from conducting or engaging in any aspect of the business or operations of the Company or any of the Core Subsidiaries, or requiring the Company or any of the Core Subsidiaries, or any officer, director, employee or agent of the Company or any of the Core Subsidiaries, to take certain action which could reasonably be anticipated to have a material adverse effect on the business, operations, prospects, assets, properties or financial condition of the Company or any of the Core Subsidiaries; and

          (c) Neither the Company nor any of the Core Subsidiaries is in violation of or in default under any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency, the effect of which violation or default could reasonably be anticipated to have a material adverse effect on the business, operations, prospects, assets, properties or financial condition of the Company or any of the Core Subsidiaries.

     3.23 Environmental Compliance.  Except as disclosed in Schedule 3.23
          ------------------------                          -------------
attached hereto:

          (a) The Company and each of the Core Subsidiaries has obtained, and is in substantial compliance with, all Licenses which are required under any Hazardous Materials Laws for the business and operations of the Company and each of the Core Subsidiaries;

          (b) Neither the Selling Shareholder nor the Company is aware of any past or present events, settlements, consent decrees, conditions, practices or incidents which may adversely affect, interfere with or prevent the continued substantial compliance with Hazardous Materials Laws by the Company or any of the Core Subsidiaries;

          (c) Neither the Selling Shareholder nor the Company has discovered or caused, and to the best knowledge of the Selling Shareholder and the Company, no other person has discovered or caused, any discharge, emission, disposal or release of Hazardous Substances, or any occurrence or condition on or in the vicinity of the premises of the Company or any of the Core Subsidiaries, which could make those premises subject to restrictions on the ownership, occupancy, transferability or use, or otherwise subject the Company or any of the Core Subsidiaries to any liabilities, under any Hazardous Materials Laws;

          (d) Neither the Selling Shareholders, the Company nor any of the Core Subsidiaries has manufactured, stored or disposed of Hazardous Substances at any location which was not in compliance with Hazardous Materials Laws;

          (e) No underground storage tanks or surface impoundments are now, or to the best knowledge of the Selling Shareholder or the Company, ever have been, located on the premises of the Company or any of the Core Subsidiaries; and

         (f) No lien in favor of any governmental authority for liability under or resulting from Hazardous Materials Laws, or damages arising from, or costs incurred by such governmental authority in response to, a release of Hazardous Substances, has ever been filed against the Company or any of the Core Subsidiaries.

     3.24 Employment Matters.  Schedule 3.24 attached hereto contains a
          ------------------   -------------
complete, current and correct list of all employees of the Company and each of the Core Subsidiaries and includes the job position and compensation payable (including bonuses and perquisites) for each employee. Except to the extent set forth in Schedule 3.24 attached hereto:

          (a) The Company and each of the Core Subsidiaries are in substantial compliance with all laws, statutes, ordinances, rules, regulations, orders and other requirements relating to the employment of their respective employees, including, without limitation, all provisions thereof relating to wages, hours, safety, working conditions, overtime, collective bargaining and the payment of social security and similar taxes;

          (b) There are no charges, complaints, allegations, applications or other processes or claims pending or, to the best knowledge of the Selling Shareholder and the Company, threatened against the Company or any of the Core Subsidiaries before any governmental or administrative agency or other entity relating in any way to any of the employees; and

          (c) None of the Company, any of the Core Subsidiaries or any of their respective employees is a party or subject to any collective bargaining agreement and there is no labor dispute, strike, slowdown, work stoppage, union organizing campaign or other job action pending or, to the best knowledge of the Selling Shareholder or the Company, threatened against the Company or any of the Core Subsidiaries.

  3.25    Brokers and Finders.  Except for accountants and attorneys acting as
          -------------------
such (and not as brokers, finders or in other like capacity), all negotiations on behalf of the Selling Shareholder and the Company relating to this Agreement and the transactions contemplated hereby have been carried on directly by the Selling Shareholder and the Company with Asyst without the intervention of any broker, finder, investment banker or other third party representing the Selling Shareholder or the Company. Neither the Selling Shareholder nor the Company has engaged or authorized any broker, finder, investment banker or other third party to act on its or their behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting, and neither the Selling Shareholder nor the Company is aware of any claim for compensation from any such broker, finder, investment banker or other third party for so acting or of any basis for such a claim.

  3.26    Accuracy of Representations and Warranties.  No representation or
          ------------------------------------------
warranty made in this Agreement by or on behalf of the Selling Shareholder or the Company to Asyst contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF ASYST

     As a material inducement to the Selling Shareholder and the Company to enter into this Agreement and to sell the Selling Shareholder Shares, Asyst, after due inquiry and investigation, makes the representations and warranties set forth in this Article 4 to each of the Selling Shareholder and the Company.

     4.1  Organization of Asyst.  Asyst is a corporation duly organized and
          --------------------
validly existing under the laws of California.

     4.2  Authorization and Approvals.  This Agreement is the legal, valid and
          ---------------------------
binding obligation of Asyst, enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally. This Agreement has been duly and validly authorized by all necessary corporate action of Asyst, and, except for the kabushiki mochibun no shutoku ni kansuru houkokusho to be filed by Asyst following the acquisition of the Selling Shareholder Shares and the Other Shares, no approvals or consents by, or filing with, any court or governmental or administrative body or agency is required in connection with the execution and delivery by Asyst of this Agreement, or the consummation by Asyst of the transactions contemplated hereby.

     4.3  No Violations.  Neither the execution and delivery of this Agreement,
          -------------
nor the consummation of the transactions contemplated hereby, will:

          (a) violate any provision of the applicable constitutional documents of Asyst;

          (b) violate, or be in conflict with, or constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any material agreement or instrument to which Asyst is a party or by which Asyst is bound; or

          (c) violate any law or statute or any order, writ or injunction of any court or governmental authority applicable to Asyst.

     4.4  Brokers and Finders.  Except for Deutsche Securities Limited and
          -------------------
except for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), all negotiations on behalf of Asyst relating to this Agreement and the transactions contemplated hereby have been carried on directly by Asyst with the Selling Shareholder and the Company without the intervention of any broker, finder, investment banker or other third party representing Asyst. Neither the Selling Shareholder nor the Company shall be liable for any success fee or other finders' fee to Deutsche Securities Limited or any other broker, finder, investment banker or other third party representing or purporting to represent Asyst.

     4.5  Accuracy of Representations and Warranties.  No representation or
          ------------------------------------------
warranty made in this Agreement by Asyst to the Selling Shareholder and the Company contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 5

             COVENANTS OF THE SELLING SHAREHOLDER AND THE COMPANY

     5.1  General Covenants.  Prior to each of the Phase One Closing, the Phase
          -----------------
Two Closing and the Phase Three Closing, the Selling Shareholder shall, and shall cause the Company to:

          (a) advise Asyst promptly of all developments relating to the Company and each of the Core Subsidiaries and their respective business, operations, prospects, properties, assets and financial condition;

          (b) advise Asyst promptly upon becoming aware of any fact, event, circumstance or condition which constitutes, or with the passage of time or the giving of notice, or both would constitute, a breach or default by the Company or the Selling Shareholder under the terms of this Agreement; and

          (c) regularly consult with Asyst, and provide Asyst with an opportunity to participate, with respect to any material decisions concerning the Company and each of the Core Subsidiaries and their respective business, operations, prospects, properties, assets and financial condition.

     5.2  Conduct of Business - Negative Covenants.  Prior to each of the Phase
          ----------------------------------------
One Closing and the Phase Two Closing, the Selling Shareholder shall not, and shall cause the Company and the Core Subsidiaries not to, without first obtaining Asyst's prior written consent in each instance, which consent shall not be withheld unreasonably:

          (a) Issue, sell, transfer, pledge, encumber or otherwise dispose of grant, permit or otherwise authorize any option, agreement, arrangement, commitment, understanding or other right pursuant to which any third party has the right or ability to acquire, split, reclassify, or change the rights and privileges of, or redeem, repurchase or otherwise acquire (whether pursuant to any employee stock option plan or otherwise), any interest in the Company, including, without limitation, any Shares, or in any of the Core Subsidiaries;

          (b) Settle any lawsuit or any other claim in excess of (Yen)10,000,000 asserted against the Company or any of the Core Subsidiaries or any of their respective officers, directors, shareholders, employees, representatives or agents in their capacity as such;

          (c) Prepay any indebtedness, or pledge or subject to any lien, charge, security interest or otherwise encumber any properties or assets of the Company or any of the Core Subsidiaries;

          (d) Permit the third party long and short term indebtedness, bonds and toza karikoshi (collectively, the "Indebtedness") of the Company to exceed a maximum of (Yen)2,800,000,000, permit the Indebtedness of MECS Engineering Co. to exceed a maximum of (Yen)35,000,000, or permit the Indebtedness of MECS Material Inc. to exceed a maximum of (Yen)567,000,000;

          (e) Amend the charter documents of the Company or any of the Core Subsidiaries or amend the Business Plan;

          (f) Violate any law, statute, ordinance, rule, regulation, order or other requirement applicable to the conduct of business or operations of the Company or any of the Core Subsidiaries, or relinquish, suffer, terminate or agree to the suspension of any rights, or (except where the same are not required) the termination or suspension of any of the Licenses, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company or any of the Core Subsidiaries or any of their respective properties, assets, prospects, business, operations or financial condition;

     (g) Except as set forth on Schedule 3.8, cause or permit the Company or any of the Core Subsidiaries to purchase or in any other manner, acquire for consideration any properties or assets of the Selling Shareholder or any of their respective Affiliates, or enter into any other agreement of any kind with the Selling Shareholder or any of their respective Affiliates;

     (h) Make any distribution with respect to any of the equity interests of the Company or any of the Core Subsidiaries;

     (i) Sell, assign or otherwise transfer any of the material properties or assets of the Company or any of the Core Subsidiaries, including, without limitation, any Fixed Assets or Intellectual Property Rights;

     (j) Borrow any funds or incur any other Liabilities (contingent or otherwise) or guarantee any loans or any other obligations of others or indemnify others;

     (k) Except as contemplated in Schedule 3.12, purchase or lease any interest
                                   -------------
in real property;

     (l) Consent to the extension of the statute of limitations applicable to the examination of the tax returns of the Company or any of the Core Subsidiaries;

     (m) Enter into any contracts or commitments for the purchase of materials, supplies or equipment for amounts in excess of (Yen)10,000,000 in the aggregate;

     (n) Take any action or omit to take any action that would result in a cancellation or breach of, or with notice or lapse of time or both would constitute an event of default under, any Material Contract to which the Company or any of the Core Subsidiaries is a party or by which any of its properties or assets may be bound;

     (o) Merge or consolidate with, or purchase all or substantially all of the shares of capital stock (or other equity securities) or assets of, any corporation, company, association or any other business organization;

     (p) Adopt or implement any material change in the operating policies or procedures of the Company or any of the Core Subsidiaries;

     (q) Take any action or omit to take any action that would cause any representation made by the Selling Shareholder or the Company under Article 3 above to be made untrue, or would result in the breach of any warranty made by the Selling Shareholder or the Company under Article 3 above;

     (r) Materially change or alter the manner of keeping the books, accounts or records of the Company or any of the Core Subsidiaries, or in the accounting practices of the Company or any of the Core Subsidiaries;

          (s) Make any payment or distribution of any nature whatsoever, whether on account of special bonus, severance or retirement payment, or otherwise, to any employee or director of the Company or any of the Core Subsidiaries, except as specifically required by the express terms of applicable law or the express terms of any employment agreement or service agreement applicable to such employee (and in any such case only to the minimum extent required by such law or agreement);

          (t) Take any actions which are reasonably likely to have a material adverse effect on the operations, business, financial condition, assets, properties or prospects of the Company or any of the Core Subsidiaries; or

          (u) Commit the Company or any of the Core Subsidiaries to do any of the things described in this Section 5.2.

     5.3  Conduct of Business - Affirmative Covenants.  Prior to each of the
          -------------------------------------------
Phase One Closing and the Phase Two Closing, the Selling Shareholder will cause the Company, and the Company shall, and shall cause each of the Core Subsidiaries to, take any and all actions which may be necessary to conduct the business and operations of the Company and each of the Core Subsidiaries in the ordinary course of business and consistent with past practices, including, without limitation, actions to:

          (a) Maintain their respective good standing and qualification to do business in all jurisdictions where required to be qualified to do business;

          (b) Maintain the Company's aggregate cash and deposits, as reflected on the Company's Financial Statements, at not less than (Yen)100,000,000 including restricted cash (betsudan yokin);

          (c) Maintain all the Licenses which are necessary for the conduct of the business and operations of the Company and each of the Core Subsidiaries;

          (d) Continue to maintain its properties and assets in customary repair, order and working condition, reasonable wear and use excepted;

          (e) Duly and substantially comply with all laws, statutes, rules and regulations which are applicable to the Company or any of the Core Subsidiaries, or any of their respective business, operations, properties or assets;

          (f) Duly and substantially comply with the terms, conditions or provisions of all Material Contracts and Licenses to which the Company or any of the Core Subsidiaries is a party or by which their respective business, operations, properties or assets may be bound;

          (g) Maintain in force and effect insurance with respect to the conduct of the business, operations, properties and assets of the Company or any of the Core Subsidiaries to at least the same extent as set forth on Schedule 3.18;
                                                              -------------

          (h) Pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges imposed on or against the income or profits or any of the business, operations, properties or assets of the Company or any of the Core Subsidiaries;

          (i) Pay all costs and expenses of the Company and of the Core Subsidiaries as they become due and payable in the ordinary course of business and consistent with past practices;

          (j) Timely file tax returns and statements which are required to be filed by the Company or any of the Core Subsidiaries;

          (k) Maintain the books, records and accounts of the Company, including the Company Records, and of the Core Subsidiaries with completeness and accuracy in the ordinary course of business and consistent with past practices;

          (l) Timely file or cause to be timely filed any and all reports, statements or filings with all court or governmental or administrative bodies or agencies;

          (m) Promptly furnish to Asyst a copy of any notice received by the Selling Shareholder or the Company from any governmental authority of any violation of any rule, regulation or ordinance applicable to the Company or any of the Core Subsidiaries; and

          (n) Engage a qualified consultant to undertake a comprehensive review of the Systems of the Company and the Core Subsidiaries, and the principal products sold by the Company and the Core Subsidiaries, to assess the steps required to make such Systems and products Year 2000 Compliant.

     5.4  Business Plan.  Without limiting any other provision of this Article
          -------------
5, promptly following the Phase One Closing and through the completion of the Phase Two Closing, the Selling Shareholder shall, and shall cause the Company to, implement the Business Plan and complete the various steps required thereunder in a timely manner, including, without limitation, to:

          (a) Divest or otherwise dispose of all subsidiaries and affiliates of the Company other than the Core Subsidiaries, on terms approved in advance in writing by Asyst;

          (b) Use the proceeds of the divestiture or other disposal of such subsidiaries and affiliates to reduce the indebtedness of the Company or for such other purposes as may be approved from time to time by Asyst;

          (c) Obtain and maintain the unconditional release of the Company and each of the Core Subsidiaries and their respective assets and properties from any obligation or liability of any nature, including guaranties and security interests, arising in connection with any divested or otherwise disposed of subsidiaries or affiliates of the Company;

          (d) Use commercially reasonable efforts to persuade the lenders to the Company and any of the Core Subsidiaries to continue and maintain their respective levels of lending to the Company and the Core Subsidiaries on at least the same levels as were committed prior to the Phase One Closing, on terms and conditions acceptable to Asyst; and

          (e) Use commercially reasonable efforts to ensure that the Company and the Core Subsidiaries attain or exceed the financial performance targets set forth in Schedule 7.2(a).
         ---------------

     5.5  Governance and Incentives.  Promptly following the Phase One Closing
          -------------------------
and through the Phase Two Closing, the Selling Shareholder shall, and shall cause the Company to:

          (a) elect Douglas J. McCutcheon or such other replacement as may from time to time be nominated by Asyst as a member of the Board of Directors of the Company;

          (b) take commercially reasonable steps to retain employees and senior management of the Company and of the Core Subsidiaries;

          (c) establish and implement technical assistance and support programs by which Asyst employees are seconded to the Company and the Core Subsidiaries and employees of the Company and the Core Subsidiaries are seconded to Asyst on terms mutually agreed between the Company and Asyst;

          (d) establish and implement an incentive program for the Company and the Core Subsidiaries in consultation with and approved by Asyst (such approval not to be withheld unreasonably), which program shall include, without limitation, stock options, bonuses and such other performance-based incentives as may be agreed; and

          (e) register in the records of the Company any and all transfers of Shares acquired by Asyst hereunder, whether in the name of Asyst or its Affiliate.

     5.6  Access to Information and Personnel.  At reasonable times before each
          -----------------------------------
of the Phase One Closing, the Phase Two Closing, and the Phase Three Closing, the Selling Shareholder shall cause the Company to, and the Company shall, permit Asyst, through its representatives and agents, during normal business hours, to speak with, interview and discuss the business and operations of the Company and the Core Subsidiaries with the directors, officers, employees, attorneys and agents of the Company and the Core Subsidiaries, and to visit the premises of the Company and the Core Subsidiaries to examine any and all records, books, contracts, files, working papers and drafts pertaining to the business, operations, prospects, properties and assets of the Company and the Core Subsidiaries, and to undertake such other steps as Asyst considers appropriate to familiarize Asyst with the business, operations, prospects, properties and assets or the Company and of the Core Subsidiaries. The Selling Shareholder shall, and shall cause the Company to, and the Company shall cause the Core Subsidiaries to, cooperate fully with Asyst with respect to the foregoing, and to furnish any and all financial, legal, technical and operating data and other information pertaining to the business, operations, prospects, properties and assets of the Company and of the Core Subsidiaries as Asyst may reasonably request from time to time.

     5.7  Disclosure of Sale.  Prior to each of the Phase One Closing, the Phase
          ------------------
Two Closing, and the Phase Three Closing, except as may be required to comply with the requirements of applicable securities laws after written notice to Asyst, neither the Selling

Shareholder nor the Company shall make any statement to the press, press release or other public announcement regarding this Agreement or the transactions contemplated hereby, unless the text, timing and medium of the release of any such statement have been approved by Asyst in writing.

     5.8  Confidentiality.  Neither the Selling Shareholder nor the Company
          ---------------
shall, without the prior written consent of Asyst, disclose or acquiesce in the disclosure by any person or entity, including without limitation any of the Core Subsidiaries, or use or enable a third party including without limitation any of the Core Subsidiaries, to use to the competitive detriment of Asyst, any non-public information regarding Asyst or its business or financial condition, contained in any documents or otherwise furnished at any time to the Selling Shareholder or the Company by or on behalf of Asyst; provided, however, that the Selling Shareholder and the Company may disclose such information to their legal counsel, accountants, financial advisors, investment bankers and their other authorized agents and representatives, but only to the extent required for activities directly related to the transactions contemplated by this Agreement. The obligations of the Selling Shareholder and the Company under this Section
5.8 shall not extend to any information that has been publicly disclosed or is otherwise in the public domain through no fault of the Selling Shareholder, the Company, the Core Subsidiaries or their representatives, or that is required to be disclosed by law or by a court of competent jurisdiction.

     5.9  Supplements to Schedules.  From time to time prior to each of the
          ------------------------
Phase One Closing and the Phase Two Closing, the Selling Shareholder and the Company will promptly supplement or amend the Schedules attached hereto with respect to any matter hereafter arising which, if existing or occurring at the date hereto, would have been required to be set forth or described on the Schedules. Any such supplements or amendments to the Schedules shall be subject to the review and approval of Asyst (such approval not to be withheld unreasonably), and Asyst's approval of such supplements or amendments, if any, shall be a condition precedent to Asyst's obligation to acquire the Selling Shareholder Shares at the Phase One Closing, or the Selling Shareholder Shares or the Other Shares at the Phase Two Closing.

                                   ARTICLE 6

                              COVENANTS OF ASYST

     6.1  Disclosure of Sale.  Prior to the Phase One Closing, except as may be
          ------------------
required to comply with applicable securities laws after written notice to the Company, and except where a public announcement by Asyst is made necessary by the rules of the NASDAQ National Market System in response to "leaks, innuendo or other market moving forces" (in which case Asyst shall use reasonable efforts to apprise the Company of an impending announcement), Asyst shall not make any statement to the press, press release or other public announcement regarding this Agreement or the transactions contemplated hereby, unless the text, time and medium of the release of any such statement have been approved by the Selling Shareholder in writing.

     6.2  Confidentiality.  Asyst shall not, without the prior written consent
          ---------------
of the Selling Shareholder, disclose or acquiesce in the disclosure by any person or entity, or use or enable use to the competitive detriment of the Selling Shareholder or the Company, any non-public information regarding any of the Selling Shareholder, the Company, or their respective business or financial condition contained in any documents or otherwise furnished at any time to Asyst by or on behalf of the Selling Shareholder, including without limitation Company Intellectual Property Rights, provided, however, that Asyst may disclose such information to its legal counsel, accountants, financial advisors, investment bankers and its other authorized agents and representatives, but only to the extent required for activities directly related to the transactions contemplated by this Agreement. The obligations of Asyst under this Section 6.2 shall not extend to any information that has been publicly disclosed or is otherwise in the public domain through no fault of Asyst or its representatives or that is required to be disclosed by law or by a court of competent jurisdiction.

                                   ARTICLE 7

                  CONDITIONS PRECEDENT TO ASYST'S PERFORMANCE

     7.1  Conditions Precedent Specific to the Phase One Closing.  The specific
          ------------------------------------------------------
conditions precedent for Asyst to consummate the Phase One Closing, unless otherwise waived by Asyst, are as follows:

          (a) The Selling Shareholder shall have, and shall have caused the Company to, deliver Schedules 3.1, 3.2, 3.3, 3.6, 3.8, 3.10, 3.11, 3.12, 3.14,
                    ---------------------------------------------------------
3.15, 3.16, 3.17, 3.18, 3.19, 3.21, 3.22, 3.23 and 3.24 to Asyst, and all such
-------------------------------------------------------
Schedules shall be in form and substance acceptable to Asyst;

          (b) The Selling Shareholder, the Company and Asyst shall have mutually agreed upon the form and content of the Business Plan; and

          (c) The Selling Shareholder shall have delivered Selling Shareholder Shares for sale to Asyst in an amount up to 10% of the total issued and outstanding Shares.

     7.2  Conditions Precedent Specific to the Phase Two Closing.  The specific
          ------------------------------------------------------
conditions precedent to Asyst to consummate the Phase Two Closing, unless otherwise waived by Asyst, are as follows:

          (a) The Company and the Core Subsidiaries shall have achieved or otherwise satisfied the performance targets set forth on Schedule 7.2(a), provided, however, that the costs and expenses in relation to the Company's assessment of its Year 2000 compliance pursuant to Section 5.3(n) hereof including the consultant costs, shall be excluded from the assessment of the Company's and the Core Subsidiaries' achievement of such performance targets up to a maximum of (Yen)20,000,000;

          (b) The Company and each of the Core Subsidiaries shall have retained at least 90% of their respective full-time employees employed as of the Phase One Closing, subject to adjustments for mutually agreed revisions in staffing and personnel deployment, and the senior management of the Company listed on
Schedule 7.2(b) shall remain employed by the Company;
---------------

          (c) The Company shall have achieved the requirements set forth in the Business Plan to the reasonable satisfaction of Asyst;

     (d) The Company shall have disposed of its interests in each of Intertech K.K, MECS Ryu K.K., MECS Medical K.K., MECS Systems K.K., Technowave K.K. and any other non Core Subsidiary; provided, however, that Asyst will reasonably assess the possibility of allowing the Company to retain some or all of the Company's interest in Technowave K.K., but Asyst shall not be obligated to do so unless it determines to do so in its sole discretion;

     (e) The Company shall have received unconditional releases of the Company and each of the Core Subsidiaries and their respective assets and properties from any obligation or liability of any nature, including guaranties and security interests, arising in connection with any divested or otherwise disposed of subsidiaries or affiliates of the Company; provided, however, that Asyst acknowledges that the Company may be required to maintain certain existing guaranties, not to exceed (Yen)50,000,000, for each of MECS Ryu K.K. and MECS Medical K.K., and provided, further, that if the Company incurs any liability under such retained guaranties, Asyst shall have the right to seek appropriate adjustments to the Purchase Price with respect to the Selling Shareholders Shares;

     (f) The Company and Asyst shall have reached mutual agreement on the form of incentives or other benefits that may be offered to the non-director employees of the Company in relation to the Other Shares held by such non-director employees of the Company;

     (g) The Company's Indebtedness shall not exceed a maximum of
(Yen)2,637,000,000, the Indebtedness of MECS Engineering Co. shall not exceed a maximum of (Yen)35,000,000, the Indebtedness of MECS Material Inc. shall not exceed a maximum of (Yen)567,000,000;

     (h) The Company's aggregate cash and deposits, as reflected on the Company's Financial Statements, shall be not less than (Yen)385,000,000, of which not more than (Yen)116,000,000 shall constitute restricted cash (betsudan yokin);

     (i) All patents presently used or contemplated to be used in the business or operations of the Company or of any of the Core Subsidiaries that are presently owned or registered in the name of the Selling Shareholder or his family members shall have been registered in the name of the Company;

     (j) The Company shall have reached agreement with its lenders and any lenders to the Core Subsidiaries to continue and maintain their respective levels of lending to the Company and the Core Subsidiaries on at least the same levels as were committed prior to the Phase One Closing or such other levels as may be acceptable to Asyst, on terms and conditions acceptable to Asyst; provided, that Asyst acknowledges that it may be required to provide guaranties or other accommodations to such lenders;

     (k) The Company and the Core Subsidiaries shall have implemented, to the reasonable satisfaction of Asyst, all commercially reasonable steps recommended by the consultant pursuant to Section 5.3(n) hereof;

     (l) The Company shall have resolved, to the satisfaction of Asyst, any potential license rights, restrictions or other limitations in relation to the Company's business, operations and Company Intellectual Property Rights arising in connection with the Company's prior transactions with Applied Materials Japan K.K. and the Company's patent disputes with Rorze Co., Ltd.; and

     (m) The Selling Shareholder and the Participating Shareholders shall have delivered on a pro rata basis Selling Shareholder Shares and Other Shares for sale to Asyst in an amount equal to at least 66 2/3% of the total issued and outstanding Shares.

     7.3  Conditions Precedent Specific to the Phase One Closing and the Phase
          --------------------------------------------------------------------
Two Closing.  The specific conditions precedent for Asyst to consummate each of
-----------
the Phase One Closing and the Phase Two Closing, unless otherwise waived by Asyst, are as follows:

        (a) The representations and warranties of the Selling Shareholder and the Company contained in Article 3 above shall be true, correct and complete as of the date when made, and on and as of the relevant closing, with the same force and effect as if such representations and warranties had been made on the relevant closing; and

        (b) The Selling Shareholder shall have delivered to Asyst a certificate dated as of the relevant closing, signed by the Selling Shareholder, certifying the truth and correctness of each of the representations and warranties of the Selling Shareholder and the Company set forth in Article 3 above and the fulfillment of the covenants of the Selling Shareholder and the Company set forth in Article 5 above which are required by this Agreement to be performed and satisfied on or prior to the relevant closing.

        (c) The Selling Shareholder shall certify to Asyst in a form and in a manner reasonably satisfactory to Asyst and its counsel that, to the best knowledge of the Selling Shareholder, since the execution date of this Agreement, there has not been:

            (1) Any material adverse change in the financial condition, business, operations, properties, assets or prospects of the Company or of any of the Core Subsidiaries;

            (2) Any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material adverse effect on any of the financial condition, business, operations, properties, assets or prospects of the Company or of any of the Core Subsidiaries; or

            (3) The occurrence of any other event or the development of any other condition which has had or is reasonably likely to have a material adverse effect on the financial condition, business, operations, properties, assets or prospects of the Company or of any of the Core Subsidiaries.

     7.4  Conditions Precedent to All of the Phase One Closing, the Phase Two
          -------------------------------------------------------------------
Closing and the Phase Three Closing.  The conditions precedent for Asyst to
-----------------------------------
consummate each of the Phase One Closing, the Phase Two Closing and the Phase Three Closing, unless otherwise waived by Asyst, are as follows:

          (a) It shall not have become illegal, on or prior to the Phase One Closing, the Phase Two Closing or the Phase Three Closing, under any statute, rule, order or regulation of Japan, the United States or any other relevant jurisdiction for Asyst, the Selling Shareholder or the Company to perform the transactions contemplated by this Agreement, provided that such illegality shall not have arisen by reason of any wrongful act or omission to act by Asyst;

          (b) Any and all necessary approvals and consents from all governmental agencies and other third parties to complete the transactions contemplated hereby shall have been obtained, and such approvals and consents shall not have expired or been withdrawn as of the relevant closing;

          (c) There shall be no litigation, action, investigation, inquiry, proceeding, order, writ, injunction, judgment or decree pending or threatened relating to or affecting any of Asyst, the Selling Shareholder, the Company or any of the Core Subsidiaries in any court, governmental agency or regulatory authority prohibiting or challenging the consummation of the purchase and sale of the Selling Shareholder Shares or the Other Shares or any of the other transactions specified in or required by the terms of this Agreement, which, in the reasonable opinion of legal counsel for Asyst, would make it necessary not to consummate such transactions;

          (d) The form and substance of all certificates, instruments and other documents delivered to Asyst under this Agreement shall be satisfactory in all respects to Asyst and its legal counsel; and

          (e) The Selling Shareholder and, to the extent relevant, the Participating Shareholders shall have delivered certificates evidencing the Selling Shareholder Shares or the Other Shares, as applicable, in all cases duly endorsed for transfer to Asyst or its Affiliate.

                                   ARTICLE 8

                          CONDITIONS PRECEDENT TO THE
              SELLING SHAREHOLDER'S AND THE COMPANY'S PERFORMANCE

     8.1  Conditions Precedent Specific to the Phase One Closing.  The specific
          ------------------------------------------------------
conditions precedent for the Selling Shareholder and the Company to consummate the Phase One Closing, unless otherwise waived by the Selling Shareholder and the Company, are as follows:

          (a) Asyst shall have delivered Schedules 7.2(a) and 7.2(b) to the Selling Shareholder and the Company, and such Schedules shall be in form and substance acceptable to the Selling Shareholder and the Company;

          (b) The Selling Shareholder, the Company and Asyst shall have mutually agreed upon the form and content of the Business Plan; and

          (c) Asyst shall have delivered to the Selling Shareholder the Purchase Price for the Selling Shareholder Shares to be sold by the Selling Shareholder at the Phase One Closing, which number of Selling Shareholder Shares shall not exceed 10% of the total issued and outstanding Shares.

  8.2     Conditions Precedent Specific to the Phase Two Closing.  The specific
          ------------------------------------------------------
conditions precedent to the Selling Shareholder and the Company to consummate the Phase Two Closing, unless otherwise waived by the Selling Shareholder and the Company, are as follows:

          (a) The Company and Asyst shall have obtained the release, on terms and conditions satisfactory to the Selling Shareholder, of the guaranty issued by the Selling Shareholder in favor of the Company's lenders, or, in the absence of such release, such other accommodation as may be acceptable to the Selling Shareholder in its reasonable discretion; and

          (b) Asyst shall have delivered to the Selling Shareholder the Purchase Price for the Selling Shareholder Shares to be sold by the Selling Shareholder at the Phase Two Closing, which number of Selling Shareholder Shares shall be at least 66 2/3% of the total issued and outstanding Shares, inclusive of any Other Shares delivered by Participating Shareholders and any Selling Shareholder Shares delivered at the Phase One Closing.

  8.3     Condition Precedent Specific to the Phase Three Closing.  The specific
          -------------------------------------------------------
condition precedent to the Selling Shareholder and the Company to consummate the Phase Three Closing, unless otherwise waived by the Selling Shareholder and the Company, is that Asyst shall have delivered to the Selling Shareholder the Purchase Price for the Selling Shareholder Shares to be sold by the Selling Shareholder at the Phase Three Closing.

  8.4     Conditions Precedent to All of the Phase One Closing, the Phase Two
          -------------------------------------------------------------------
Closing the Phase Three Closing.  The conditions precedent for the Selling
-------------------------------
Shareholder and the Company to consummate each of the Phase One Closing, the Phase Two Closing and the Phase Three Closing, unless otherwise waived by the Selling Shareholder and the Company, are as follows:

          (a) The representations and warranties of Asyst contained in Article 4 above shall be true, correct and complete as of the date when made, and on and as of the relevant closing, with the same force and effect as if such representations and warranties had been made on the relevant closing;

          (b) Asyst shall have delivered to the Selling Shareholder a certificate dated as of the relevant closing, signed by Asyst, certifying the truth and correctness of each of the representations and warranties of Asyst set forth in Article 4 above and the fulfillment of the covenants of Asyst set forth in Article 6 above which are required by this Agreement to be performed and satisfied on or prior to the relevant closing;

          (c) It shall not have become illegal, on or prior to the Phase One Closing, the Phase Two Closing or the Phase Three Closing, under any statute, rule, order or regulation of Japan, the United States or any other relevant jurisdiction for Asyst, the Selling Shareholder or the Company to perform the transactions contemplated by this Agreement, provided that such illegality shall not have arisen by reason of any wrongful act or omission to act by the Selling Shareholder or the Company;

          (d) Any and all necessary approvals and consents from all governmental agencies and other third parties to complete the transactions contemplated hereby shall have been obtained, and such approvals and consents shall not have expired or been withdrawn as of the relevant closing;

          (e) There shall be no litigation, action, investigation, inquiry, proceeding, order, writ, injunction, judgment or decree pending or threatened relating to or affecting any of Asyst, the Selling Shareholder, the Company or any of the Core Subsidiaries in any court, governmental agency or regulatory authority prohibiting or challenging the consummation of the purchase and sale of the Shares or any of the other transactions specified in or required by the terms of this Agreement, which, in the reasonable opinion of legal counsel for the Selling Shareholder or the Company, would make it necessary not to consummate such transactions; and

          (f) The form and substance of all certificates, instruments and other documents delivered to the Selling Shareholder and the Company under this Agreement shall be satisfactory in all respects to the Selling Shareholder and its legal counsel.

                                   ARTICLE 9

                               CLOSING PROCEDURES

  9.1     The Phase One Closing.  The consummation of the Phase One Purchase and
          ---------------------
payment of any applicable installment of the Purchase Price shall be consummated at the Phase One Closing, which shall take place on October 4, 1999, or as may be extended by mutual written agreement of the parties, following fulfillment or waiver, in accordance with this Agreement, of all conditions to the Phase One Closing. The Phase One Closing shall occur at the offices of the Company.

  9.2     Obligations of the Selling Shareholder.  At the Phase One Closing, the
          --------------------------------------
Selling Shareholder shall deliver, or shall cause to the Company to deliver, to
Asyst:

          (a) The certificates required by Sections 7.3(b) and 7.3(c) above;

          (b) Stock certificates duly endorsed for transfer to, Asyst or its Affiliate (as directed by Asyst), representing the Selling Shareholder Shares then being sold by the Selling Shareholder.

  9.3     Obligations of Asyst.  At the Phase One Closing, and against delivery
          --------------------
of each of the items required to be delivered by the Selling Shareholder under
Section 9.2 above, Asyst shall deliver to the Selling Shareholder:

          (a) The certificate required by Section 8.4(b) above; and

          (b) The Purchase Price payable in accordance with Section 2.4 for the Selling Shareholder Shares delivered in the Phase One Closing.

  9.4     Subsequent Closings.  At the Phase Two Closing, subject to
          -------------------
satisfaction or waiver of all relevant conditions precedent, the Selling Shareholder shall deliver the items required pursuant to Section 9.2(a). At each of the Phase Two Closing and the Phase Three Closing, subject to satisfaction or waiver of all relevant conditions precedent, the Selling Shareholder shall deliver the items required pursuant to Section 9.2(b), as applicable to the relevant Closing, and Asyst shall deliver the items required pursuant to Sections 9.3(a) and (b), as applicable to the relevant closing. Nothing in this Section 9.4 shall preclude the parties from mutually agreeing to add, delete or otherwise change any of the items required for any subsequent closing.

  9.5     Further Assurances.  Each of the parties hereto agrees that, at any
          ------------------
time and from time to time after each relevant closing, it will take any and all actions and execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the transactions contemplated under this Agreement.

                                   ARTICLE 10

                          TERMINATION PRIOR TO CLOSING

  10.1    Events Permitting Termination.  This Agreement and the transactions
          -----------------------------
contemplated hereby may be terminated at any time prior to any of the Phase One Closing, the Phase Two Closing or the Phase Three Closing upon the occurrence of any of the following:

          (a) By the mutual consent in writing of Asyst and the Selling Shareholder;

          (b) By Asyst, upon written notice to the other parties to this Agreement, if any of the Selling Shareholder, the Company or any of the Core Subsidiaries commences a voluntary proceeding of any nature, or any of them has commenced against it an involuntary proceeding of any nature, seeking liquidation, dissolution, reorganization or any other form of relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, custodian, receiver, liquidator or other similar entity for any of them or any substantial portion of any of their assets, or if any of the Selling Shareholder, the Company or any of the Core Subsidiaries makes an assignment for the benefit of creditors, or fails to pay its material debts when due, or takes any corporate action to authorize any of the foregoing;

          (c) by the Selling Shareholder and the Company, upon written notice to the other parties to this Agreement, if Asyst commences a voluntary proceeding of any nature, or Asyst has commenced against it an involuntary proceeding of any nature, seeking liquidation, dissolution, reorganization or any other form of relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, custodian, receiver, liquidator or other similar entity for Asyst or any substantial portion of its assets, or if Asyst makes an assignment for the benefit of creditors, or fails to pay its material debts when due, or takes any corporate action to authorize any of the foregoing;

          (d) By Asyst, upon 20 days' prior written notice to the other parties to this Agreement, in the event of a material default in the due and timely performance by the Selling Shareholder or the Company of any of their respective warranties, covenants, agreements or obligations under this Agreement; provided, however, that the defaulting party shall have a period of time in which to cure such default, which period shall expire at the end of such 20 day prior notice period; or

          (e) By the Selling Shareholder, upon 20 days' prior written notice to the other parties to this Agreement, in the event of a material default in the due and timely performance by Asyst of any of its warranties, covenants, agreements or obligations under this Agreement;

provided, however, that Asyst shall have a period of time in which to cure such default, which period shall expire at the end of such 20 day prior notice period;

          (f) By either Asyst or the Selling Shareholder, on 30 days' prior written notice to the other parties to this Agreement, if the Phase One Closing has not occurred on or prior to October 31, 1999, provided that during such 30 day notice period, the parties shall discuss in good faith the feasibility of extending the date for the Phase One Closing, or

          (g) By Asyst, on 10 days' prior written notice, if the conditions precedent to the Phase Two Closing have not been satisfied on or before June 30, 2000, provided that during such 10 day notice period, the parties shall discuss in good faith the feasibility of extending the date for the Phase Two Closing.

  10.2    General Procedures Upon Termination.  In the event of termination of
          -----------------------------------
this Agreement pursuant to Section 10.1 above, the party electing to terminate this Agreement shall give notice of such election to terminate this Agreement to the other parties hereto in the manner specified in Section 13.2 below, and the transactions contemplated hereby shall be terminated without further action by any party. If the transactions are terminated as provided above:

          (a) Each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same, or at the option of the returning party, destroy such documents, work papers and other material and copies thereof;

          (b) All confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with Sections 5.8 and 6.2 above; and

          (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in this Section 10.2, Section
10.3 and Article 11.

  10.3    Specific Rights of the Selling Shareholder.  Upon any termination of
          ------------------------------------------
this Agreement prior to the consummation of the Phase Two Closing or if the Phase Two Closing has not occur-red by December 31, 2000, the Selling Shareholder shall have the right, but not the obligation, to require Asyst to sell back to the Selling Shareholder and the Participating Shareholders, if any, all but not less than all, of the Shares then held by Asyst. If the Shares then held by Asyst consist of both Selling Shareholder Shares and Other Shares, Asyst agrees that such repurchase obligation' may be exercised by the Selling Shareholder and the Participating Shareholders on a pro rata basis; provided that the Selling Shareholder shall be obligated to repurchase any Other Shares not so repurchased by the Participating Shareholders. The price for such repurchased Shares shall be the same price as Asyst paid for such Shares, and the repurchase shall be completed within 15 days after written notice from the Selling Shareholder and the Participating Shareholders, if any, of their election to exercise the repurchase rights hereunder. The repurchase price shall be paid by wire transfer to an account designated by Asyst and such sale shall be "AS IS, WHERE IS." For the avoidance of doubt, the rights of the Selling

Shareholder and the Participating Shareholders under this Section 10.3 shall expire and be of no further force and effect upon the occurrence of the Phase Two Closing.

                                   ARTICLE 11

                                INDEMNIFICATION

  11.1    Indemnification by the Selling Shareholder.  The Selling Shareholder
          ------------------------------------------
shall defend, indemnify and hold Asyst and its Affiliates and their respective officers, directors, shareholders, employees and agents (the "Indemnified Parties"), harmless from and against any and all claims, demands, damages, liabilities, losses, costs, interest, penalties and expenses (including attorneys' fees) of any kind or nature whatsoever which may be asserted against, or sustained or incurred by the Indemnified Parties or any of them, as a result of a breach of any representation, warranty or covenant contained in this Agreement, or in any documents delivered pursuant hereto, including, without limitation, any Schedule delivered pursuant hereto. The obligations of the Selling Shareholder pursuant to this Section 11.1 shall survive each of the Phase One Closing, the Phase Two Closing and the Phase Three Closing. No claims may be asserted against the Selling Shareholder hereunder until the aggregate amount of such claims exceeds (Yen)10,000,000, and in no event shall the Selling Shareholder be liable hereunder for any amounts in excess of the total Purchase Price paid by Asyst for all of the Selling Shareholder Shares.

  11.2    Indemnification by Asyst.  Asyst shall defend, indemnify and hold the
          ------------------------
Selling Shareholder harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including attorneys' fees) of any kind or nature whatsoever which may be asserted against the Selling Shareholder or sustained or suffered by the Selling Shareholder based upon or related to a breach of any representation, warranty or covenant contained in Articles 4 and 6 above. The liability of Asyst under this Section 11.2 shall survive each of the Phase One Closing, the Phase Two Closing and the Phase Three Closing.

                                   ARTICLE 12

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The respective representations and warranties of the parties contained herein or in any certificates or the documents delivered prior to or at each relevant closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto, and shall survive each relevant closing for a period of three years.

                                   ARTICLE 13

                                 MISCELLANEOUS

  13.1    Expenses.  Asyst shall bear its own expenses in connection with the
          --------
transactions contemplated by this Agreement, including the fees of attorneys, accountants, advisors, brokers, investment bankers and other representatives. The Company shall bear the expenses incurred by the Selling Shareholder and the Company in connection with the transactions contemplated by this Agreement, including the fees of attorneys, accountants, advisors, brokers, investment bankers and other representatives, up to a maximum of
(Yen)10,000,000, and all expenses in excess of such amount shall be borne by the Selling Shareholder and the Company on a 50/50 basis.

  13.2    Notices.  Except as otherwise provided in this Agreement, all notices
          -------
and other communications shall be in writing and shall be personally delivered, transmitted by telecopier, or transmitted by international air courier, as elected by the party giving such notice, addressed as set forth on Schedule 13.2.

  Notices shall be deemed to have been given: (A) on the date of receipt, if delivered personally, (B) on the next business day after transmission, if transmitted by telecopier (and appropriate answerbacks have been received), or
(C) on the date of receipt, if transmitted by international air courier. Any party hereto may change its address or telecopier number specified above by giving written notice to the other parties hereto in the same manner as specified in this Section 13.2.

  13.3    Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument.

  13.4    Waiver and Amendment.  Any party may by written instrument extend the
          --------------------
time for the performance of any of the obligations or other acts of any other party hereunder and may waive (A) any inaccuracies of any other party in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (B) compliance with any of the covenants, undertakings or agreements of any other party, or satisfaction of any of the conditions to its or their obligations, contained in this Agreement, or (C) the performance (including performance to the satisfaction of a party or its legal counsel) by any other party of any of its obligations set out herein. Any waiver, amendment or supplement hereof shall be in writing and signed by the parties.

  13.5    Entire Agreement.  Unless otherwise specifically agreed in writing and
          ----------------
except for the Cooperation Agreement dated August 5, 1999 between Asyst and the Company, this Agreement and the Schedules and Exhibits attached hereto represent the entire understanding of the parties with reference to the transactions set forth herein, and supersede all prior representations, warranties, understandings and agreements heretofore made by the parties, and neither this Agreement nor any provisions hereof may be amended, waived, modified or discharged except by an agreement in writing signed by the parties.

  13.6    Binding, Agreement.  This Agreement shall be binding upon and inure to
          ------------------
the benefit of the parties hereto and their respective heirs, successors and assigns. The Selling Shareholder may not transfer or assign their respective rights or obligations under this Agreement without obtaining the prior written consent of Asyst. Asyst shall have the right, exercisable in its sole discretion at any time, to transfer or assign its rights or obligations under this Agreement to any one or more of its Affiliates without obtaining the prior consent of the Selling Shareholder, and upon such transfer or assignment, all references herein to Asyst shall, to the extent applicable, be deemed to include such Affiliate, except for the representation and warranty set forth in Section
4.1 which shall at all times refer to Asyst. Notwithstanding any transfer or assignment hereof by Asyst to any Affiliate, Asyst shall remain primarily liable for the performance of the obligations hereunder.

  13.7    Governing Law and Attorneys' Fees.  This Agreement shall be governed
          ---------------------------------
by, and construed in accordance with, the laws of Japan, exclusive of its conflicts of laws doctrine. In the event of any action at law or suit in equity in relation to this Agreement or any Schedule, Exhibit or other instrument or agreement required hereunder, the prevailing party in such action or suit shall be entitled to receive its attorneys' fees and all other costs and expenses of such action or suit.

  13.8    Captions.  The captions of the various Sections and subsections hereof
          --------
and on the Exhibits and Schedules attached hereto are for convenience of reference only, and shall not affect the meaning or construction of any provision hereof or of any such Exhibits or Schedules.

  13.9    Parties in Interest.  Nothing in this Agreement, whether express or
          -------------------
implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

  13.10   Severability: Construction.  In the event any provision hereof is
          --------------------------
determined to be invalid or unenforceable, the remaining provisions hereof shall be deemed severable therefrom and shall remain in full force and effect. Words and phrases defined in the plural shall also be used in the singular and vice versa and be construed in the plural or singular as appropriate and apparent in the context used.

  13.11   Confidentiality of Agreement.  Each of Asyst, the Company and the
          ----------------------------
Selling Shareholder expressly acknowledge and agree that the existence and terms and conditions of this Agreement and the Schedules, Exhibits and other documents delivered pursuant hereto are confidential and proprietary and that substantial harm may result from any disclosure hereof or thereof. The parties, and each of them, further acknowledge and agree that no party shall disclose the existence or terms and conditions of this Agreement or any of the Schedules and other documents delivered pursuant hereto without the prior written consent of the other parties hereto, except as may be required in relation to securities law compliance or unless and until a specific order or other decree has been issued by a court of competent jurisdiction, and such order or other decree shall specifically limit any and all disclosures to the counsel and the independent accountants for the party obtaining such order or other decree.

     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first written above.

Asyst Technologies, Inc.               MECS Corporation

By: /s/ Mihir Parikh                    By:  /s/ Kazuo Kimata
   ------------------------------           ------------------------------
Name: Mihir Parikh                       Name:  Kazuo Kimata
     ----------------------------             ----------------------------
Title: Chairman & CEO                    Title: CEO
      ---------------------------              ---------------------------


Selling Shareholder

 /s/ Kazuo Kimata
---------------------------------
Mr. Kazuo Kimata